Exhibit 6.8

PUT OPTION AGREEMENT

This Put Option Agreement (this “Agreement”), is made and entered as of December     , 2017, by and between Institute for Wealth Holdings, Inc., a Delaware corporation (the “Company”) and the holder of shares of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Stock”) set forth on the signature page hereto (the “Stockholder”).

WHEREAS, the Stockholder desires to have the right to sell to the Company up to the number of shares (the “Shares”) of the Company’s Series D Stock (the “Series D Stock”) held by the Stockholder as set forth on Exhibit A hereto, and the Company desires to grant such right to the Stockholder, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.    Grant of Put Option.

(a)    Right to Sell. Subject to the terms and conditions of this Agreement, for a period commencing on January 1, 2021 and ending at the close of business on January 10, 2021 (the “Put Exercise Period”), the Stockholder shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase all or a portion of the Shares at the Put Purchase Price (as defined in Section 2 of this Agreement).

(b)    Procedures.

(i)    If the Stockholder desires to sell any of the Shares pursuant to Section 1(a), the Stockholder shall deliver to the Company a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right and specifying the number of Shares to be sold (the “Put Shares”) by the Stockholder.

(ii)    By delivering the Put Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder has full right, title and interest in and to the Shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 1, and (C) the Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement.

(iii)    Subject to Section 1(c) below, the closing of any sale of Shares pursuant to this Section 1 shall take place no later than ninety (90) days following receipt by the Company of the Put Exercise Notice. The Company shall give the Stockholder at least ten (10) days’ written notice of the date of closing (the “Put Right Closing Date”).

(iv)    In the event the Stockholder does not deliver a Put Exercise Notice to the Company during the Put Exercise Period, any rights provided to Stockholder to require the Company to purchase the Shares pursuant to this Agreement shall terminate and be of no further force or effect.

(c)    Consummation of Sale. The Company will pay the Put Purchase Price for the Shares by certified or official bank check or by wire transfer of immediately available funds on the Put Right Closing Date.

(d)    Cooperation. The Company and the Stockholder each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)    Closing. At the closing of any sale and purchase pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

2.    Put Purchase Price. In the event Stockholder exercises the Put Right hereunder, the purchase price per share at which the Company shall be required to purchase the Put Shares (the “Put Purchase Price”) shall be equal to the Original Purchase Price of the Put Shares, plus any accrued but unpaid dividends on the Put Shares through the Put Right Closing Date. For purposes of this Agreement the term “Original Purchase Price” shall mean the purchase price actually paid by the Stockholder for the Put Shares, less any discounts or deductions, as set forth on Exhibit A hereto.

3.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3).

If to the Company:	Two Galleria Tower 13455 Noel Road, Suite 100 Dallas, Texas 75240 Facsimile: 972-450-6001 E-mail: rusty.moore@iwainc.com Attention: Rusty Moore, Chief Executive Officer

If to the Stockholder:	At the address specified for the Stockholder on Exhibit A hereto

4.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except (a) that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, or (b) the Shares are transferred by Stockholder by will or by the laws of intestate succession, to Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries. Any attempted transfer or assignment in violation of this Section 5 shall be void.

6.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.

12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.    Compliance with Laws and Regulations. The exercise of the Put Option shall be subject to compliance by the Company and the Stockholder with all applicable requirements of law, including federal and state securities laws.

14.    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Put Option Agreement on the date first written above.

[Signatures on Next Page]

INSTITUTE FOR WEALTH HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

Signature Page to Put Option Agreement

EXHIBIT A

TO PUT OPTION AGREEMENT

Name of Stockholder:

Notice information for Stockholder:

Address:
City, State, Zip Code:
Facsimile Number:
Email Address:

Number of shares of Series D Convertible Preferred Stock held by Stockholder subject to this Put Option Agreement:

Original purchase price per share of Series D Convertible Preferred Stock:

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